Exhibit 16.1

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the independent registered accountants for Franklyn Resources III, Inc., a development stage corporation (the “Corporation”) and on March 21, 2006, we reported on the financial statements of the Corporation as of December 31, 2005 and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2005 and 2004, and for the period from inception (March 2, 1999) to December 31, 2005.

On July 28, 2006, we were dismissed as independent registered accountants of the Corporation. We have read the Corporation’s statements included under Item 4.01 of its Form 8-K/A for July 26, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that the Corporation’s board of director’s approved the dismissal of Comiskey & Company, P.C. and approved the retaining of Rotenberg and Co., LLP as the Corporation’s independent registered accounting firm.

s/ Comiskey & Company, P.C.
Comiskey & Company, P.C.
Denver, Colorado
August 9, 2006